EXHIBIT 10.26(a)


                                SEVERANCE AGREEMENT


         THIS AGREEMENT dated as of May 1, 1996 amends, restates and supersedes the provisions of a certain Severance Agreement or Amended and Restated Severance Agreement between RYDER SYSTEM, INC., a Florida corporation (the "Corporation"), and JAMES M. HERRON (the "Executive"), dated as of the 24th day of February, 1989.

                                   WITNESSETH:

         WHEREAS, the Executive is an officer and/or key employee of the Corporation and/or its subsidiaries or affiliates and an integral part of its management; and

         WHEREAS, in order to retain the Executive, the Corporation desires to provide severance benefits to the Executive if the Executive's employment with the Corporation or its subsidiaries or affiliates terminates as provided herein prior to a Change of Control (as defined in Section 2);

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Corporation and the Executive as follows:

         1. TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall terminate upon the occurrence of the earliest of the events specified below; provided, however, that Section 5 shall survive termination:

                (a) the last day of the Severance Period (as defined in Section 3(e));

                (b) the termination of the Executive's employment by the Executive for any reason or by the Corporation or its subsidiaries or affiliates for Death, Disability or Cause (as defined in Sections 3(b) and (a) respectively);

                (c) one (1) year following the date of receipt of a mailing (by overnight express mail or registered or certified mail, return receipt requested) or hand delivery to the Executive by the Corporation of written notice of its intent to terminate this Agreement, provided that the Executive is not then receiving severance pay and benefits pursuant to Section 4 as a result of his termination by the Corporation or its subsidiaries or affiliates other than for Death, Disability or Cause (as defined in Sections 3(b) and (a) respectively) prior to the end of the one (1) year period;

                (d) a Change of Control of the Corporation (as defined in Section 2), provided that the Executive is not then receiving severance pay and benefits pursuant to Section 4 as a result of his termination by the Corporation or its subsidiaries or affiliates other than for Death, Disability or Cause (as defined in Sections 3(b) and (a) respectively) prior to the Change of Control;

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                (e)   the material breach by the Executive of the provisions of
Section 5; or

                (f)   the termination of this Agreement pursuant to
Section 4(a)(i) or Section 4(a)(iii)(II).

                Additionally, notwithstanding anything in this Agreement to the contrary, if the Executive should die while receiving severance pay or benefits pursuant to Section 4 as a result of his termination by the Corporation or its subsidiaries or affiliates other than for Death, Disability or Cause (as defined in Sections 3(b) and (a) respectively), this Agreement shall terminate immediately upon the Executive's death and both parties shall be released from all obligations under this Agreement other than those under the release referenced in Section 5(b)(IV) and those relating to amounts or benefits which are payable under this Agreement within five (5) business days after the Executive's Date of Termination (if not yet paid), are vested under any plan, program, policy or practice or which the Executive is otherwise entitled to receive upon his death, including, but not limited to, life insurance. Any payment due pursuant to the preceding sentence upon the Executive's death shall be made to the estate of the deceased Executive, unless the plan, program, policy, practice or law provides otherwise.

         2. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (a "Person") becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any employee benefit plan or plans (or related trust) of the Corporation and its subsidiaries and affiliates or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) of this
Section 2; or

                (b) the individuals who, as of August 18, 1995, constituted the Board of Directors of the Corporation (the "Board" generally and as of August 18, 1995 the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3) of the Board, provided that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                (c) there is a reorganization, merger or consolidation of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Corporation's outstanding common stock and outstanding voting securities ordinarily having the

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right to vote for the election of directors of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Corporation's outstanding common stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Corporation or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (iii) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                (d) there is a liquidation or dissolution of the Corporation approved by the shareholders; or

                (e) there is a sale of all or substantially all of the assets of the Corporation.

If a Change of Control occurs and if the Executive's employment is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control, a Change of Control shall be deemed to have retroactively occurred on the date immediately prior to the date of such termination of employment.

         3.     CERTAIN DEFINITIONS.

                (a) CAUSE. The Executive's employment may be terminated for Cause only if the Corporation's Chief Executive Officer determines that Cause (as defined below) exists. For purposes of this Agreement, "Cause" means (i) an act or acts of fraud, misappropriation, or embezzlement on the Executive's part which result in or are intended to result in his or another's personal enrichment at the expense of the Corporation or its subsidiaries or affiliates,
(ii) conviction of a felony, (iii) conviction of a misdemeanor involving moral turpitude, (iv) willful failure to report to work for more than thirty (30) continuous days not attributable to eligible vacation or supported by a licensed physician's statement, or (v) any other activity which would constitute grounds for termination for cause by the Corporation or its subsidiaries or affiliates. For the purposes of this Section 3(a), any good faith interpretation by the Corporation of the foregoing definition of "Cause" shall be conclusive on the Executive.

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                (b)   DEATH OR DISABILITY.

                      (i) The Executive's employment will be terminated by the Corporation or its subsidiaries or affiliates automatically upon the Executive's death ("Death").

                      (ii)   After having established the Executive's
Disability (as defined below), the Corporation may give to the Executive written notice of the Corporation's and/or its subsidiaries' or affiliates' intention to terminate the Executive's employment for Disability. The Executive's employment will terminate for Disability effective on the thirtieth (30th) day after the Executive's receipt of such notice (the "Disability Effective Date") if within such thirty (30) day period after such receipt the Executive shall fail to return to full-time performance of his duties. For purposes of this Agreement, "Disability" means disability which after the expiration of more than five (5) months after its commencement is determined to be total and permanent by a licensed physician selected by the Corporation or its insurers and reasonably acceptable to the Executive or his legal representative.

                In the event of the Executive's termination for Death or Disability, the Executive and, to the extent applicable, his legal representatives, executors, heirs, legatees and beneficiaries shall have no rights under this Agreement and their sole recourse, if any, shall be under the death or disability provisions of the plans, programs, policies and practices of the Corporation and/or its subsidiaries and affiliates, as appropriate.

                (c) NOTICE OF TERMINATION. Any termination by the Corporation or its subsidiaries or affiliates other than for Death shall be communicated by notice to the Executive setting forth the basis for termination of the Executive's employment and, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifying the termination date (the "Notice of Termination").

                (d) DATE OF TERMINATION. Date of Termination means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if the Executive's employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of Death of the Executive or the Disability Effective Date, as the case may be.

                (e) SEVERANCE PERIOD. Unless terminated sooner pursuant to
Section 1, the Severance Period means the period set forth below depending on the Executive's management level at the time the Notice of Termination was given, which period shall begin on the day following the Executive's Date of
Termination:

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                Chief Executive Officer   Three (3) years
                Mgmt. Level 19 or above   Three (3) years
                Mgmt. Level 15-18         Two (2) years
                Mgmt. Level 14            One (1) year and six (6) months
                Mgmt. Level 13            One (1) year
                Mgmt. Level 12            Nine (9) months
                Mgmt. Level 11            Six (6) months

        4.    OBLIGATIONS OF THE CORPORATION.

              (a)    CIRCUMSTANCES OF TERMINATION.

                     (i) If, during the term of this Agreement prior to a Change of Control, the Corporation or its subsidiaries or affiliates shall terminate the Executive's employment for any reason other than for Death, Disability or Cause, the Corporation agrees to provide the Executive with compensation, benefits and perquisites in accordance with the terms and provisions set forth in Subsection (iii) below and the other provisions of this Agreement, and the Executive agrees that he shall be subject to such terms and provisions. The Executive shall not be deemed to have terminated his employment with the Corporation or any of its subsidiaries or affiliates, and thus shall not be entitled to any amounts or benefits pursuant to this Agreement, if he leaves the employ of the Corporation or any of its subsidiaries or affiliates for immediate reemployment with the Corporation or any of its subsidiaries or affiliates. Additionally, notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to any amounts or benefits pursuant to this Agreement if, as a result of the sale of all or substantially all of the stock or assets of one or more of the Corporation's subsidiaries or affiliates not constituting a Change of Control, the Executive continues as an employee of any of the companies whose stock or assets were sold or the Executive leaves the employ of the Corporation or any of its subsidiaries or affiliates and the Executive (A) is offered employment with the purchasing company or any of its subsidiaries or affiliates, or (B) is offered continuing employment with the Corporation or any of its remaining subsidiaries or affiliates. In the event of the occurrence of any of the events set forth in the preceding sentence, this Agreement shall terminate immediately and the Executive shall not be entitled to any amounts or benefits hereunder; provided, however, that this Agreement shall continue in effect if the Executive accepts the offer of continuing employment with the Corporation or any of its remaining subsidiaries or affiliates.

                     (ii) If during the term of this Agreement, the Executive shall terminate his employment with the Corporation or its subsidiaries or affiliates for any reason, or the Corporation or its subsidiaries or affiliates shall terminate the Executive's employment for Death, Disability or Cause, then the Executive shall not be entitled to any of the benefits set forth in Subsection (iii) below or in any other provision of this Agreement, except to the extent of the amounts which represent vested benefits or which the Executive is otherwise entitled to receive under any plan, program, policy or practice of the Corporation or any of its subsidiaries or affiliates at or subsequent to the Executive's Date of Termination.

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                     (iii) If the Executive is entitled to receive severance
pay and benefits under Subsection (i) above, the Corporation agrees to provide the Executive with the following compensation, benefits and perquisites, subject to Section 5(b):

                           (I) CASH ENTITLEMENT. The Corporation shall pay to the Executive the aggregate of the amounts determined pursuant to clauses a through e below:

                                  a.    UNPAID SALARY AND VACATION.  If not
         already paid, the Executive's base salary and unused vacation entitlement through the Executive's Date of Termination at the rate in effect at the time the Notice of Termination was given.

                                  b.    SALARY MULTIPLE.  A continuation of the
         Executive's annual base salary at the rate in effect at the time the Notice of Termination was given ("Annual Base Salary") for the Executive's applicable Severance Period (as defined in Section 3(e)).

                                  c.    TENURE - RELATED BONUS.  An amount equal
         to the PRODUCT OF (i) the Executive's Annual Base Salary MULTIPLIED BY
         (ii) the stated maximum bonus opportunity percentage available to the Executive under the respective incentive compensation plan immediately preceding the Notice of Termination MULTIPLIED BY (iii) the "Executive's Three Year Average Bonus Percentage" (as defined below) (the product of (i), (ii) and (iii) hereinafter referred to as the "Bonus Opportunity") MULTIPLIED BY the number of the Executive's full and prorated partial years of service with the Corporation and/or its subsidiaries or affiliates, subject to a maximum of twelve (12) years, DIVIDED BY twelve (12).

                           The "Executive's Three Year Average Bonus Percentage" is the SUM OF the bonus percentages paid to the Executive DIVIDED BY the stated maximum bonus opportunity percentages available to the Executive rounded to one decimal place (e.g., 86.3%) FOR EACH OF the three (3) fiscal years immediately preceding the date the Notice of Termination was given DIVIDED BY three (3).

                           If the Executive has been employed by the Corporation and/or its subsidiaries or affiliates for less than three (3) fiscal years at the time the Notice of Termination was given, or if the Executive was not eligible to receive an incentive compensation award pursuant to an incentive compensation plan of the Corporation and/or its subsidiaries or affiliates for one (1) or more of the three (3) fiscal years immediately preceding the date the Notice of Termination was given, the bonus percentage to be applied in the "Executive's Three Year Bonus Percentage" calculation for any year in which the Executive was not employed or eligible to receive an incentive award will be the average bonus percentage paid for such year to all executives in the Corporation or the Executive's respective division, as appropriate, with a stated maximum bonus opportunity level similar to that of the Executive at the date the Notice of Termination was given DIVIDED BY the average stated maximum bonus opportunity percentage available to these executives for such year rounded to one decimal place (e.g., 86.3%).

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              CALCULATION EXAMPLE OF EXECUTIVE'S THREE YEAR AVERAGE
                                BONUS PERCENTAGE

                                                 (2)
                           (1)                  STATED             (1)/(2)
                           BONUS                MAXIMUM            BONUS
                           PERCENTAGE           BONUS              OPPORTUNITY
             YEAR          PAID                 OPPORTUNITY        PERCENT
    --------------------------------------------------------------------------
              1            55.1%                   60.0%           91.8%
              2            71.8%                   80.0%           89.8%
              3           102.0%                  100.0%          102.0%
                                                                 ------
             Sum                                                  283.6%

         Executive's Three Year Average
         Bonus Percentage (Sum DIVIDED BY 3)                       94.5%


                                  d.   BONUS MULTIPLE.  For the Chief Executive
         Officer and executives in management level 17 and above at the time the Notice of Termination was given ONLY, an amount equal to the PRODUCT OF the Bonus Opportunity determined in clause c above MULTIPLIED BY the following multiple depending on the Executive's management level at the time the Notice of Termination was given:

                            Chief Executive Officer        2
                            Mgmt. Level 17 or above        1

                                  e.   PRIOR YEAR BONUS.  If bonuses for the
         calendar year prior to the Executive's Date of Termination have been distributed and the Executive has not yet been paid his incentive compensation award for such calendar year, and his Date of Termination is subsequent to the incentive compensation award payment date for such calendar year, then the Executive shall receive an additional amount equal to the PRODUCT OF the actual salary earned by the Executive during the prior calendar year MULTIPLIED BY the actual bonus percentage approved for the Executive for such calendar year under the respective incentive compensation plan.

                           The Executive agrees that he shall not be eligible for or entitled to any other incentive compensation award, including any pro rata incentive compensation award, pursuant to the Corporation's and/or its subsidiaries' or affiliates' incentive compensation plans. The Executive's agreement to this provision is a material consideration for the Corporation's executing this Agreement.

                           The Corporation shall pay to the Executive the amounts determined in clauses a through e above as follows:

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                           CLAUSE A: In a lump sum no later than the next normal
         pay period for the Executive, unless otherwise required by law.

                           CLAUSE B: In equal semi-monthly installments on the fifteenth and last day of each month during the Severance Period.

                           CLAUSE D: No later than the first March 1st following the Executive's Date of Termination.

                           CLAUSES C AND E: In a lump sum within five (5) business days after the Executive's Date of Termination.

                           (II) MEDICAL, DENTAL, DISABILITY, LIFE INSURANCE AND OTHER SIMILAR PLANS AND PROGRAMS. Until the earliest to occur of (i) the last day of the Severance Period, (ii) the date on which the Executive becomes eligible for the designated coverage as an employee of another employer which provides or offers such coverage to its employees, or (iii) in the case of benefits requiring employee contributions, the date the Executive fails to make such contributions pursuant to the Corporation's or the plan's instructions or otherwise cancels his coverage in accordance with plan provisions (the "Benefits Continuation Period"), the Corporation shall continue to provide the benefits which the Executive and/or his family is or would have been entitled to receive under all medical, dental, disability, supplemental life, group life, and accidental death and dismemberment insurance plans and programs, and other similar plans and programs of the Corporation and/or its subsidiaries or affiliates not otherwise provided for in this Agreement, in each case on a basis providing the Executive and/or his family with the opportunity to receive benefits at least equal to those benefits provided by the Corporation and/or its subsidiaries or affiliates to their comparably situated active executives during the Benefits Continuation Period. The non-contributory benefits will be paid for by the Corporation. The medical and dental plan benefits, to the extent applicable, will be provided in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), except that the Corporation shall pay the COBRA premiums for the standard medical and dental plan benefits during the Benefits Continuation Period minus the Executive's contributory obligation determined as if the Executive were still an executive employee of the Corporation. If the Executive's participation in any such plan or program is barred by COBRA or for any other reason, the Corporation shall pay or provide for payment of such benefits or substantially similar benefits to the Executive and/or his family. Failure of the Executive to accept available coverage from another employer or to notify the Corporation, in writing, within thirty (30) days of the Executive's eligibility for coverage under another employer's plan shall terminate the Severance Period and this Agreement immediately, and the Corporation shall have no further obligations to the Executive under this Agreement; provided, however, that the Executive will, if applicable, continue to be subject to the provisions of Section 5 of this Agreement. Upon termination of his coverage under this paragraph, the Executive may be eligible under COBRA to continue some of his benefits

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         for an additional period of time. If such is the case, the Executive will be responsible for the entire COBRA premium. Additionally, the Executive has thirty-one (31) days from the last day of coverage in which to convert his group life insurance to an individual policy. The Executive must arrange for conversion through an agent of Standard Insurance Company of America, or such other insurance company as is then providing coverage.

                           (III) CAR. a. If, at the time the Notice of Termination was given, the Executive was assigned a car and was in management level 14 or above, within five (5) business days after the Executive's Date of Termination, the Corporation shall transfer to the Executive free and clear title to the car assigned to the Executive at the time the Notice of Termination was given.

                                  b.    If, at the time the Notice of
         Termination was given, the Executive was assigned a car and was in management level 13 or below, then the following provisions will apply:

                                        If the Executive has less than one (1)
         full year of service with the Corporation and/or its subsidiaries or affiliates, the Executive shall have no right to purchase or receive from the Corporation the car assigned to the Executive at the time the Notice of Termination was given since the Executive shall have no rights under this Agreement pursuant to Section 4(c).

                                        If the Executive has one (1) or more but
         fewer than five (5) full years of service with the Corporation and/or its subsidiaries or affiliates, the Executive may purchase from the Corporation free and clear title to the car assigned to the Executive at the time the Notice of Termination was given for fifty percent (50%) of the average retail value of the car listed in the National Automobile Dealer's Association, Official Used Car Guide as of the date of the purchase.

                                        If the Executive has completed five (5)
         or more full years of service with the Corporation and/or its subsidiaries or affiliates, the Corporation shall transfer to the Executive free and clear title to the car assigned to the Executive at the time the Notice of Termination was given.

                                        Purchase arrangements and title transfer
         must be completed within five (5) business days after the Executive's Date of Termination.

                                  c.    The Executive will be responsible for
         the sales tax on transfer of the car as well as for all insurance, maintenance, taxes and other liabilities associated with the car after title transfer. Additionally, the Corporation shall assign to the Executive all claims for breach of warranty and other similar matters against the vendor and manufacturer of the car. The Executive agrees to accept such car in an "As-Is" condition. THE EXECUTIVE WAS SOLELY RESPONSIBLE FOR THE SELECTION AND MAINTENANCE OF THE CAR AND THEREFORE ACKNOWLEDGES THAT THE

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         CORPORATION DOES NOT MAKE ANY WARRANTY OR REPRESENTATION, EITHER
         EXPRESS OR IMPLIED, WITH RESPECT TO THE CAR, INCLUDING, BUT NOT LIMITED TO THE CONDITION OR DESIGN OF THE CAR, ANY LATENT DEFECTS OF THE CAR, THE MERCHANTABILITY OF THE CAR OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

                                  d.    Notwithstanding the Executive's
         management level, if the Executive was receiving a car allowance at the time the Notice of Termination was given, the Corporation shall pay to the Executive, in a lump sum within five (5) business days after the Executive's Date of Termination, an amount equal to the PRODUCT OF the Executive's monthly car allowance in effect at the time the Notice of Termination was given MULTIPLIED BY 12 MULTIPLIED BY the following multiple depending on the Executive's management level at the time the Notice of Termination was given:

                            Chief Executive Officer        3
                            Mgmt. Level 19 or above        3
                            Mgmt. Level 15-18              2
                            Mgmt. Level 14                 1.5
                            Mgmt. Level 13                 1
                            Mgmt. Level 12                 .75
                            Mgmt. Level 11                 .5

                                  e.    The Executive shall not be entitled to
         any car telephone provided by the Corporation or its subsidiaries or affiliates and such car telephone, if applicable, shall be returned to the Corporation immediately upon title transfer.

                           (IV) OUTPLACEMENT. Until the end of the Severance Period or until the Executive obtains another full-time job or becomes self-employed, whichever occurs first, the Corporation shall provide the Executive with professional outplacement services of the Corporation's choice and shall reimburse the Executive for documented incidental outplacement expenses directly related to job search such as resume mailing, interviewing trips, and clerical support, subject to a maximum cost of the lesser of (i) ten percent (10%) of the Executive's Annual Base Salary (as defined in clause (I)b above), or (ii) $20,000 if the Executive was in management level 11-19 at the time the Notice of Termination was given or $30,000 if the Executive was above management level 19 or Chief Executive Officer at the time the Notice of Termination was given. The Executive shall not be entitled to receive cash in lieu of the professional outplacement services or reimbursed incidental outplacement expenses provided by the Corporation.

                           (V) PERQUISITE, COUNTRY CLUB, FINANCIAL PLANNING/TAX PREPARATION AND EXECUTIVE PHYSICAL ALLOWANCES. For the twelve (12) month perquisite, country club, financial planning/tax preparation and executive physical payment period of the Corporation or the Executive's respective division, as appropriate (i.e., January - December or September - August), in which the Notice of Termination was given, if not yet paid, and one (1) additional twelve (12) month period thereafter, but in no event for

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         longer than the Severance Period, the Corporation shall continue to provide the Executive with the perquisite, country club, financial planning/tax preparation and executive physical allowances, as appropriate, the Executive would have been entitled to receive under the plans, programs, policies and practices of the Corporation and/or its subsidiaries or affiliates (subject to the Corporation's receipt of appropriate documented evidence of such expenses), in each case on a basis providing the Executive with an opportunity to receive benefits at least equal to those provided by the Corporation and/or its subsidiaries or affiliates to their comparably situated active executives during the applicable period.

                           (VI) SPLIT-DOLLAR LIFE INSURANCE AND DEFERRED COMPENSATION. Notwithstanding anything in the applicable agreements, plans or policies to the contrary, if the Executive is covered by the Corporation's split-dollar life insurance with its attendant deferred compensation benefit at the time the Notice of Termination is given, and the Executive wishes to retain both the life insurance coverage and its future deferred compensation benefit, the Executive may purchase the policy from the Corporation by paying the Corporation an amount equal to the cash value of the policy. If the Executive elects to purchase the policy from the Corporation, the Executive will have all the benefits inherent in ownership of the whole-life policy, including the cash value of the policy.

                                  If the Executive wishes to retain the life
         insurance coverage only, the Executive may convert the policy by forfeiting the deferred compensation benefit. If the Executive chooses this alternative, the Corporation will transfer ownership of the policy to the Executive, and contemporaneously the Executive will execute an agreement relinquishing the deferred compensation benefit. This alternative transfers the entire cash value of the policy to the Executive and relieves the Corporation of the administrative record-keeping associated with the Executive's deferred compensation benefit.

                                  The Executive must notify the Corporation of
         his election for the transfer of his split-dollar life insurance policy and deferred compensation benefit within thirty (30) days following the Executive's Date of Termination and the Corporation shall complete the transfer immediately upon receipt of such notice and the required payment or executed agreement.

              (b) If a Change of Control occurs and the Executive is then receiving severance pay and benefits pursuant to Section 4(a) as a result of his termination by the Corporation or its subsidiaries or affiliates other than for Death, Disability or Cause prior to the Change of Control, the Corporation shall pay to the Executive in a lump sum, within five (5) business days after the Change of Control, an amount (in lieu of future periodic payments) equal to the present value of all future cash payments due to the Executive under this Agreement (including the maximum outplacement and perquisite, country club, financial planning/tax preparation and executive physical allowances, as appropriate) using the First National Bank of Boston's base or prime commercial lending rate then in effect for such computation. The Corporation and the Executive shall continue to be liable to each other for all of their other respective obligations under this Agreement.

              (c) Notwithstanding anything in this Agreement to the contrary, no amount shall be paid or payable under this Agreement unless the Executive has been employed by the Corporation and/or its subsidiaries or affiliates for at least twelve (12) consecutive months at the time of his termination. In the event the Executive is employed for less than twelve (12) consecutive months, the Executive hereby agrees that he shall not receive or be entitled to anything under this Agreement.

        5.    OBLIGATIONS OF THE EXECUTIVE.

              (a) COVENANT OF CONFIDENTIALITY. All documents, records, techniques, business secrets and other information of the Corporation, its subsidiaries and affiliates which have or will come into the Executive's possession from time to time during the Executive's affiliation with the Corporation and/or any of its subsidiaries or affiliates and which the Corporation treats as confidential and proprietary to the Corporation and/or any of its subsidiaries or affiliates shall be deemed as such by the Executive and shall be the sole and exclusive property of the Corporation, its subsidiaries and affiliates. The Executive agrees that the Executive will keep confidential and not use or divulge to any other party any of the Corporation's or its subsidiaries' or affiliates' confidential information and business secrets, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public. Additionally, the Executive agrees that upon his termination of employment, the Executive shall promptly return to the Corporation any and all confidential and proprietary information of the Corporation and/or its subsidiaries or affiliates that is in his possession.

              (b) If, at any time during the term of this Agreement, the Corporation or its subsidiaries or affiliates shall terminate the Executive's employment for any reason other than for Death, Disability or Cause, and the Executive shall elect to receive severance pay and benefits in accordance with
Section 4, the Executive shall be subject to the following additional provisions:

                      (I) COVENANT AGAINST COMPETITION. During the Severance Period (without any reduction or modification), the Executive shall not, without the prior written consent of the Corporation's Chief Executive Officer, directly or indirectly engage or become a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in any business, proprietorship, association, firm or corporation not owned or controlled by the Corporation or its subsidiaries or affiliates which is engaged or proposes to engage or hereafter engages in a business competitive directly with the business conducted by the Corporation or any of its subsidiaries or affiliates in any geographic area where such business of the Corporation or its subsidiaries or affiliates is conducted; provided, however, that the Executive is not prohibited from owning one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange.

                      (II) COVENANT OF NON-SOLICITATION. During the Severance Period (without any reduction or modification), the Executive shall not, either on the Executive's own account or for any person, firm or company, solicit, interfere with or induce, or attempt to induce, any employee of the Corporation or any of its subsidiaries or affiliates to leave his employment or to breach his employment agreement, if any.

                      (III) COVENANT OF NON-DISPARAGEMENT AND COOPERATION. The Executive agrees not to make any remarks disparaging the conduct or character of the Corporation or any of its subsidiaries or affiliates, their current or former agents, employees, officers, directors, successors or assigns ("Ryder"). In addition, the Executive agrees to cooperate with Ryder, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which the Executive was involved during the Executive's employment with the Corporation. The Corporation shall reimburse the Executive for travel expenses approved by the Corporation or its subsidiaries or affiliates incurred in providing such assistance.

                      (IV) RELEASE. Upon his termination of employment, the Executive shall execute and agree to be bound by a release agreement substantially in the form attached as Exhibit A and, to the extent applicable, a resignation letter substantially in the form attached as Exhibit B, prior to and as a condition to receiving any payments or benefits pursuant to this Agreement. If applicable, the release agreement may contain provisions required by federal, state or local law (e.g., the Older Worker's Benefit Protection Act) to effectuate a general release of all claims.

                (c) SPECIFIC REMEDY. The Executive acknowledges and agrees that if the Executive commits a material breach of the Covenant of Confidentiality or, if applicable, the Covenant Against Competition, the Covenant of Non-Solicitation, or the Covenant of Non-Disparagement and Cooperation (as provided in Subsections (a) and (b) above, the Corporation shall have the right to have the covenant specifically enforced by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to the Corporation, and that money damages will not provide an adequate remedy to the Corporation. The Executive further acknowledges and agrees that the Covenant of Confidentiality and, if applicable, the Covenant Against Competition, the Covenant of Non-Solicitation, and the Covenant of Non-Disparagement and Cooperation contained in this Agreement are fair, do not unreasonably restrict the Executive's future employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement. In addition, once the Executive makes an election to receive severance pay and benefits pursuant to Section 4 and is subject to Subsection
(b) above, the Executive shall have no right to return any amounts or benefits that are already paid or to refuse to accept any amounts or benefits that are payable in the future in lieu of his specific performance of his obligations under Subsection (b) above.

         6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Corporation or any of its subsidiaries or affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under such plans, programs, policies or practices or under any stock option or other agreements with the Corporation or any of its subsidiaries or affiliates, specifically including but not limited to the Corporation's 1980 and 1995 Stock Incentive Plans, the deferred compensation agreements, the Corporation's and/or its subsidiaries' or affiliates' retirement, 401(k) and profit sharing plans, the Corporation's Benefit Restoration Plan, Savings Restoration Plan, supplemental disability and retiree life insurance. In the event there are any amounts which represent vested benefits or which the Executive is otherwise entitled to receive under these or any other plans, programs, policies or practices, including any plan, program, policy or practice adopted after the execution of this Agreement, of the Corporation or any of its subsidiaries or affiliates at or subsequent to the Executive's Date of Termination, the Corporation shall cause the relevant plan, program, policy or practice to pay such amount, to the extent not already paid, in accordance with the provisions of such plan, program, policy or practice. The phrase "Termination Date" as used in the Corporation's 1980 and 1995 Stock Incentive Plans shall mean the end of the Severance Period with respect to Non-Qualified Stock Options granted to the Executive, if any, pursuant to such plan, and the Executive's Date of Termination with respect to Incentive Stock Options and Restricted Stock Rights granted to the Executive, if any, thereunder. The last day of the Severance Period will be considered to be the Executive's termination date for purposes of the Executive's deferred compensation agreement(s), if any.

         7. NO MITIGATION. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement nor, except as specifically provided otherwise in this Agreement, shall the amount of any payment provided for under this Agreement be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

         8. ASSIGNMENT. This Agreement is personal to the Executive and the Executive does not have the right to assign this Agreement or any interest herein. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

         9. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The parties hereto agree that the appropriate forum for any action brought hereunder shall be Miami, Florida. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The Executive acknowledges and agrees that the Corporation may amend this Agreement at any time to comply with any federal, state or local law or regulation or as necessary to enforce the intent of Section 5. Otherwise, this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                (b) All notices and other communications hereunder, other than those under Section 3(c), shall be in writing and shall be given to the other party by hand delivery, by overnight express mail, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                      IF TO THE EXECUTIVE: at the Executive's last address appearing in the payroll/personnel records of the Corporation.

                      IF TO THE CORPORATION:

                      Ryder System, Inc.
                      3600 N.W. 82nd Avenue
                      Miami, Florida 33166
                      Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                (d) The Executive understands and acknowledges that the payments and benefits provided to the Executive pursuant to this Agreement may be unsecured, unfunded obligations of the Corporation. The Executive further understands and acknowledges that the payments and benefits under this Agreement may be compensation and as such may be included in either the Executive's W-2 earnings statements or 1099 statements. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, as well as any other deductions consented to in writing by the Executive.

                (e) This Agreement, including its attached Exhibits, contains the entire understanding of the Corporation and the Executive with respect to the subject matter hereof. No agreements or representations, oral or written, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and its attached Exhibits.

                (f) The employment of the Executive by the Corporation or its subsidiaries or affiliates may be terminated by either the Executive or the Corporation or its subsidiaries or affiliates at any time and for any reason, with or without cause. Nothing contained in this Agreement shall affect such rights to terminate; provided, however, that nothing in this Section 9(f) shall prevent the terms and provisions of this Agreement from being enforced in the event of a termination described in Section 4(a).

                (g) Whenever used in this Agreement, the masculine gender shall include the feminine or neuter wherever necessary or appropriate and vice versa and the singular shall include the plural and vice versa.

                (h) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         10. AMENDMENT AND RESTATEMENT. The Corporation and the Executive agree that this Agreement amends and correctly restates the entire agreement between the parties as of May 1, 1996; that the provisions of this Agreement supersede and replace the provisions of the Prior Agreement; and that the terms and provisions of this Agreement shall be binding on the Corporation and the Executive in all respects.

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its assistant secretary, all as of the day and year first above written.



----------------------------                ----------------------------
Witness                                     Executive

----------------------------                ----------------------------
Witness                                     Social Security Number

ATTEST:                                     RYDER SYSTEM, INC.
                                            (the "Corporation")


____________________________                By:__________________________
Assistant Secretary                             Executive Vice President
      (Seal)

                               SEVERANCE AGREEMENT

                                    EXHIBIT A

                                RELEASE AGREEMENT


         FOR AND IN CONSIDERATION OF THE PAYMENT TO ME OF THE SEVERANCE BENEFITS PURSUANT TO THE SEVERANCE AGREEMENT BETWEEN RYDER SYSTEM, INC. ("THE CORPORATION") AND ME DATED MAY 1, 1996 (THE "SEVERANCE AGREEMENT"), I, (EXECUTIVE'S NAME), ON BEHALF OF MYSELF, MY HEIRS, SUCCESSORS AND ASSIGNS (COLLECTIVELY "I" OR "ME"), HEREBY RELEASE AND FOREVER DISCHARGE THE CORPORATION AND ALL OF ITS SUBSIDIARIES AND AFFILIATES, THEIR CURRENT AND FORMER AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY "RYDER"), FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, AND CAUSES OF ACTION, AND ALL LIABILITY WHATSOEVER, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FIXED OR CONTINGENT, WHICH I HAVE OR MAY HAVE AGAINST RYDER AS A RESULT OF MY EMPLOYMENT BY AND SUBSEQUENT TERMINATION AS AN EMPLOYEE OF RYDER, UP TO THE DATE OF THE EXECUTION OF THIS RELEASE AGREEMENT. THIS INCLUDES BUT IS NOT LIMITED TO CLAIMS AT LAW OR EQUITY OR SOUNDING IN CONTRACT (EXPRESS OR IMPLIED) OR TORT ARISING UNDER FEDERAL, STATE, OR LOCAL LAWS PROHIBITING AGE, SEX, RACE, DISABILITY, VETERAN OR ANY OTHER FORMS OF DISCRIMINATION. THIS FURTHER INCLUDES ANY AND ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT OF 1990, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, OR THE EMPLOYEE RETIREMENT INCOME SECURITY ACT ("ERISA"), AS AMENDED, OR CLAIMS GROWING OUT OF ANY LEGAL RESTRICTIONS ON RYDER'S RIGHT TO TERMINATE ITS EMPLOYEES. I COVENANT AND AGREE THAT I WILL NOT SUE OR FILE ANY LAWSUIT OR ACTION AGAINST RYDER IN THE FUTURE WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION RELEASED AS PART OF THIS RELEASE AGREEMENT. I FURTHER AGREE THAT IF I VIOLATE THIS COVENANT OR ANY OTHER PROVISION OF THIS RELEASE AGREEMENT OR THE SEVERANCE AGREEMENT, I SHALL INDEMNIFY RYDER FOR ALL COSTS AND ATTORNEY'S FEES INCURRED BY RYDER IN ENFORCING THIS RELEASE AGREEMENT AND THE SEVERANCE AGREEMENT.

         This Release Agreement does not release Ryder from any of its current, future or ongoing obligations under the Severance Agreement, specifically including but not limited to cash payments and benefits due me.

         I understand and agree that this Release Agreement and the Severance Agreement shall not in any way be construed as an admission by Ryder of any unlawful or wrongful acts whatsoever against me or any other person, and Ryder specifically disclaims any liability to or wrongful acts against me or any other person.

         I agree that the terms and provisions of this Release Agreement and the Severance Agreement, as well as any and all incidents leading to or resulting from this Release Agreement and the Severance Agreement, are confidential and that I may not discuss them with anyone without the prior written consent of the Corporation's or its successor's Chief Executive Officer, except as required by law; provided, however, that I agree to immediately give the Corporation or its successor notice of any request to discuss this Release Agreement or the Severance Agreement and to provide the Corporation or its successor with the opportunity to contest such request prior to my response.

         This Release Agreement shall be governed by and construed in accordance with the laws of the state of Florida, without reference to principles of conflict of laws. Except as provided in Sections 5(b)(IV) and 9(a) of the Severance Agreement, this Release Agreement may not be amended or modified otherwise than by a written agreement executed by the Corporation and me or our respective successors and legal representatives.

         The invalidity or unenforceability of any provision of this Release Agreement shall not affect the validity or enforceability of any other provision of this Release Agreement.

I CERTIFY THAT I HAVE FULLY READ, HAVE RECEIVED AN EXPLANATION OF, HAVE NEGOTIATED AND COMPLETELY UNDERSTAND THE PROVISIONS OF THIS RELEASE AGREEMENT, AND THAT I HAVE BEEN ADVISED BY THE CORPORATION THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AGREEMENT. I FURTHER CERTIFY THAT I HAVE HAD ADEQUATE TIME TO REVIEW AND CONSIDER THE PROVISIONS OF THIS RELEASE AGREEMENT AND THAT I AM SIGNING THIS RELEASE AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.


         Dated this ____ day of _________________, 19__.



----------------------------                ----------------------------
Witness                                     Executive


----------------------------                ----------------------------
Witness                                     Social Security Number


Executive's Date of Termination:___________________

STATE OF _____________)
                      ) ss:
COUNTY OF ___________ )


Before me personally appeared __________, to me well known and known to me to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed said instrument for the purposes therein expressed.

WITNESS my hand and official seal this ____ day of _________________, 19___.


                                                    --------------------------
                                                             Notary Public

My Commission Expires:

__________________________                                          (Seal)

                               SEVERANCE AGREEMENT

                                    EXHIBIT B

                               RESIGNATION LETTER



TO THE BOARD OF DIRECTORS
OF RYDER SYSTEM, INC.



Gentlemen:

Effective immediately, I hereby resign as an officer and/or director of Ryder System, Inc. and/or its subsidiaries and affiliates and, to the extent applicable, from all committees of which I am a member.

                                        Sincerely,

                                        ----------------------------
                                        Executive's Name


                                        ----------------------------
                                        Date